                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Commission File No: 000-49661


                                  FEMONE, INC.
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)

                                     NEVADA
                 ----------------------------------------------
                         (State or other jurisdiction of
                                 incorporation)

                                    88-049089
                      (I.R.S. Employer Identification No.)

               5600 Avenida Encinas, Suite 130, Carlsbad, CA 92008
                 ----------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (760) 448-2498
                 ----------------------------------------------

                          Consultant Compensation Plan
                              (Full Title of Plan)

                                Ray W. Grimm, Jr.
                                  FemOne, Inc.
                         5600 Avenida Encinas, Suite 130
                           Carlsbad, California 92008
                 ----------------------------------------------
                     (Name and address of agent for service)

                                 (760) 448-2498
          (Telephone number, including area code, of agent for service)

                              With copies sent to:
                             Kenneth S. August, Esq.
                             August Law Group, P.C.
                           19200 Von Karman, Suite 500
                            Irvine, California 92612

                         CALCULATION OF REGISTRATION FEE

                                         Proposed       Proposed
                                         maximum        maximum
                                         offering       aggregate   Amount of
Title of securities    Amount to be      price          offering    registration
to be registered       registered (1)    per share (2)  price (2)   fee
-------------------    --------------    -------------  ---------   ------------
Common Stock,
$0.001 par value       25,000 shares     $0.43          $10,750     $1.36
-------------------    --------------    -------------  ---------   ------------

(1) The shares of the Company's Common Stock being registered represent 25,000 shares granted to Ira W. Miller, President of Ocean Avenue Advisors pursuant to a Consulting Agreement.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 (as amended), on the basis of $0.43 per share, the average of the high and low prices of the Common Stock shares as reported on the Over-The-Counter Electronic Bulletin Board on June 8, 2004.

                                     PART I

                                 Not applicable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by FemOne, Inc. (the "Company") with the Commission (File No. 000-49661) are incorporated in and made part of this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

(a) the Company's Annual Report on Form 10-KSB filed for the fiscal year ended December 31, 2003;

(b) The Company's Quarterly Report on Form 10-QSB filed for the quarter ended March 31, 2004;

(c) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since March 31, 2004; and

(d) the description of the common stock, stated value $.001 per share, of the Company (the "Common Stock") incorporated into the registration statement on Form SB-2, filed on November 13, 2001, as amended by Amendment No. 1 to registration statement on Form SB-2/A, filed on January 24, 2002 and Amendment No. 2 to registration statement on Form SB-2/A, filed on February 12, 2002, including any amendment or report filed by us for the purpose of updating such description subsequent to the date of this Registration Statement.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

The Company's authorized stock consists of 75,000,000 shares of common stock having a par value of $.001 per share.

Common Stock.

As of June 8, 2004, there were 26,484,509 shares of the Company's common stock issued and outstanding which are traded on the Over-The-Counter Bulletin Board. Holders of the Company's common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company's common stock representing a majority of the voting power of its capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the Company's stockholders. A vote by the holders of a majority of the Company's outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to its Articles of Incorporation.

Holders of the Company's common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of the Company's common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy.

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

Options.

The Company has not issued and does not have outstanding any options to purchase shares of its common stock.

Convertible Securities.

The Company is not registering any securities that are convertible into shares of the Company's common stock in this Registration Statement.

Nevada Anti-Takeover Laws.

Nevada Revised Statutes Sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. The Company's Articles of Incorporation and Bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters, including the validity of the securities, have been passed upon by the August Law Group, P.C. located in Irvine, California.

None of the experts named in this Registration Statement as having prepared or certified a report, or counsel for the Company named in this Registration Statement as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities, have or will receive in connection with the offering a substantial interest, direct or indirect, in the Company or its subsidiary, if any, nor was connected with the Company or its subsidiary, if any, as a promoter, managing underwriter, voting trustee, director, officer or employee.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's officers and directors are indemnified pursuant to the Nevada Revised Statutes and its Bylaws. Pursuant to the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. The Company's Articles of Incorporation do not specifically limit any of its directors' immunity. However, excepted from that immunity are: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which a director has a material conflict of interest; (b) a violation of criminal law, unless a director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which a director derived an improper personal profit; and (d) willful misconduct.

The Company's Bylaws provide that it will indemnify its directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that it may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that it shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the Company's board of directors, (c) is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law or (d) is required to be made pursuant to the Bylaws.

The Company's Bylaws provide that it will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the Company's Bylaws or otherwise.

The Company's Bylaws provide that no advance shall be made by the Company to an officer of the Company, except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

The shares being registered on this Registration Statement were acquired for services in private transactions not constituting public offerings in reliance upon the exemption provided by Section 25102(f) of the California Corporations Code.

ITEM 8.  EXHIBITS

The following exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-K.

Exhibit No.       Description

5.1 Opinion of August Law Group, P.C., dated June 9, 2004, as to Legality of Shares Offered.

23.1 Consent of August Law Group, P.C., dated June 9, 2004, for use of legality opinion.

99.1 Consent of Peterson & Co., LLP dated June 9, 2004 for use of their audit report for the year ended December 31, 2003 included in Form 10-KSB filed April 14, 2004


ITEM 9.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on the 10th day of June, 2004.



By:     /s/  Ray W. Grimm, Jr.
        -----------------------------------------------------
        Ray W. Grimm, Jr.
        Chief Executive Officer (principal executive officer)

By:     /s/  Ray W. Grimm, Jr.
        -----------------------------------------------------
        Ray W. Grimm, Jr.
        Chief Financial Officer (principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of June, 2004.


/s/ Alfred Hanser                           /s/ Ray W. Grimm, Jr.
------------------------------              -------------------------------
Alfred Hanser                               Ray W. Grimm, Jr.
Director                                    Director

                                  EXHIBIT INDEX
                                  -------------


Exhibit No.       Description

5.1 Opinion of August Law Group, P.C., dated June 9, 2004, as to Legality of Shares Offered.

23.1 Consent of August Law Group, P.C., dated June 9, 2004, for use of legality opinion.

99.1 Consent of Peterson & Co., LLP dated June 9, 2004 for use of their audit report for the year ended December 31, 2003 included in Form 10-KSB filed April 14, 2004